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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Moldflow International Pty. Ltd. (Australia)
Moldflow Pty Ltd. (Australia)
Moldflow Scandinavia AB (Sweden)
Moldflow Italia s.r.l. (Italy)
Moldflow Korea Limited (Korea)
Moldflow (Europe) Ltd. (United Kingdom)
Moldflow Vertriebs GmbH (Germany)
Moldflow Inc. (Connecticut)
Moldflow Guangzhou Ltd. (China)
Moldflow Mauritius Ltd. (Mauritius)
Moldflow Investments Pty. Ltd. (Australia)
Moldflow Japan KK (Japan)
Moldflow Singapore Pte. Ltd. (Singapore)
Moldflow France (France)
Radflow Pty. Ltd. (Australia)
Moldflow Merger Corp. (Delaware)